exhibit 10.3

Amendment NO. 2 dated as of March 14, 2018 (this “Amendment”), to the Credit Agreement dated as of April 29, 2016, as amended by Amendment No. 1 to the Credit Agreement, dated as of April 11, 2017 (as amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), among QUORUM HEALTH CORPORATION, a Delaware corporation (the “Borrower”), the lenders party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders.

PRELIMINARY STATEMENT

A.  Pursuant to the Credit Agreement, the Lenders have extended, and have agreed to extend, credit to the Borrower.

B.  The Borrower and the Lenders desire that certain provisions of the Credit Agreement be amended as provided herein.

C.  The Borrower and the Subsidiary Guarantors are party to one or more of the Security Documents, pursuant to which, among other things, the Subsidiary Guarantors Guaranteed the Obligations of the Borrower under the Credit Agreement and provided security therefor.

Accordingly, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Defined Terms. Capitalized terms used but not otherwise defined herein (including the preliminary statement hereto) shall have the meanings assigned thereto in the Credit Agreement.  The provisions of Section 1.02 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2.  Amendments to the Credit Agreement.  Subject to the satisfaction of the conditions set forth in Section 4 hereof, the Credit Agreement is hereby amended as follows, effective as of the Amendment No. 2 Effective Date (as defined below):

(a)  Section 1.01 is hereby amended by adding the following defined terms in the appropriate alphabetical order:

“Amendment No. 2” shall mean that certain Amendment No. 2, dated as of the Amendment No. 2 Effective Date among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Disclosure Schedule” shall mean the Disclosure Schedule delivered to the Administrative Agent on the Amendment No. 2 Effective Date in connection with Amendment No. 2 to this Agreement.

“Amendment No. 2 Effective Date” shall mean March 14, 2018.

“TSA” shall have the meaning assigned to such term in the definition of Consolidated EBITDA.

“TSA Settlement” shall mean any settlement of the pending dispute before the American Arbitration Association commenced on August 4, 2017 by CHS against the Borrower and its Subsidiaries with respect to payments under the transition services agreements by and between CHS and the Borrower and its Subsidiaries.

(b)  The definition of “Applicable Percentage” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Percentage” shall mean, for any day, (a) with respect to the Revolving Credit Commitment Fee, 0.50% per annum (the “Revolving Credit Commitment Fee Rate”), (b) with respect to any Eurodollar Term Loan or ABR Term Loan, (i) on or prior to the date that is 18 months after the Amendment No. 1 Effective Date, 6.75% per annum and 5.75% per annum, respectively, and (ii) following the date that is 18 months after the Amendment No. 1 Effective Date, the applicable percentage set forth below under the caption “Eurodollar Spread—Term Loans” or “ABR Spread—Term Loans”, as the case may be and (c) with respect to any Eurodollar Revolving Loan and ABR Revolving Loan, 2.75% per annum and 1.75% per annum, respectively.

Secured Net Leverage Ratio	Eurodollar Spread—Term Loans	ABR Spread—Term Loans
Category 1 > 3.50 to 1.00	6.75%	5.75%
Category 2 ≤ 3.50 to 1.00 and > 3.25 to 1.00	6.25%	5.25%
Category 3 ≤ 3.25 to 1.00	6.00%	5.00%

Each change in the Applicable Percentage resulting from a change in the Secured Net Leverage Ratio shall be effective with respect to all applicable Loans outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.  Notwithstanding the foregoing, from and after the date that is 18 months after the Amendment No. 1 Effective Date, subject to the immediately succeeding sentence, the Secured Net Leverage Ratio shall be determined on the basis of the financial statements and certificates most recently delivered pursuant to Section 5.04(a) or (b) and Section 5.04(c), respectively, prior to such date, and the Applicable Percentage resulting from such Secured Net

Leverage Ratio shall be effective until any such change is required pursuant to the immediately preceding sentence.  In addition, at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively (until the time of the delivery thereof), the Secured Net Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

(c)  The definition of “Asset Sale Reinvestment Trigger Date” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

(d)  The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and (except in the case of clauses (a)(x), (a)(xiii), (a)(xiv), (a)(xv) and (a)(xvi)(B) below) to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of:

(i) interest expense (net of interest income), including amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with (x) letters of credit, (y) obtaining or unwinding Hedging Agreements or (z) surety bonds for financing activities, in each case for such period,

(ii) provision for taxes based on income, profits or capital and franchise taxes and gross receipts taxes, including Federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations for such period,

(iii) depreciation and amortization expenses including acceleration thereof and including the amortization of the increase in inventory resulting from the application of Statement of Financial Accounting Standards No. 141 (“FASB 141”) for transactions contemplated hereby, including Permitted Acquisitions, for such period,

(iv) non-cash compensation expenses arising from the sale of Equity Interests, the granting of options to purchase Equity Interests, the granting of appreciation rights in respect of Equity Interests and similar arrangements for such period,

(v) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under Statement of Financial Accounting Standards No. 106 (“FASB 106”) and Statement of Financial Accounting Standards No. 112 (“FASB 112”) over the cash expense in respect of such post-retirement benefits and post-employment benefits for such period,

(vi) minority interest (to the extent distributions are not required to be made and are not made in respect thereof),

(vii) upfront fees or charges arising from any Permitted Receivables Transaction for such period, and any other amounts for such period comparable to or in the nature of interest under any Permitted Receivables Transaction, and losses on dispositions of Receivables and related assets in connection with any Permitted Receivables Transaction for such period,

(viii) fees and expenses for such period incurred or paid in connection with the Transactions,

(ix) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that such amount is reasonably likely to be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the relevant event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events,

(x) proceeds of received business interruption insurance,

(xi) any fees and expenses incurred during such period in connection with any acquisition, investment, recapitalization, asset disposition, facility closure, issuance or repayment of debt, issuance of Equity Interests, Permitted Receivables Transaction, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed),

(xii) any (w) severance costs, relocation costs, integration and facilities opening costs, signing costs, signing bonuses, retention or completion bonuses and transition costs incurred during such period, (x) cash restructuring related or nonrecurring cash merger costs and expenses incurred during such period as a result of any acquisition, investment, recapitalization, or asset disposition or facility closure permitted hereunder; provided, that the aggregate amount added to or included in Consolidated EBITDA pursuant to this subclause (x) for any period of four consecutive fiscal quarters shall not exceed an amount equal to 20% of Consolidated EBITDA, calculated prior to giving effect to any amounts added to or included in Consolidated EBITDA pursuant to this subclause (x) and prior to giving effect to any additions to Consolidated EBITDA in respect of synergies for such period pursuant to Section 1.03(c), (y) other nonrecurring cash losses and charges for such period and (z) fees, expenses and charges incurred during such period in respect of litigation (including legal fees) against the Borrower or any of its Subsidiaries,

(xiii) (A) solely with respect to the fiscal period ending on December 31, 2017, an amount equal to $2,324,000 in respect of anticipated cost savings under the TSA (as defined below); provided that such amount shall not be included in the determination of Consolidated EBITDA for any fiscal period other than the four fiscal quarter period ending on December 31, 2017, and (B) solely with respect to the fiscal periods ending on September 30, 2018, December 31, 2018, March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019, an amount equal to the cost savings and synergies (net of continuing associated expenses) that are reasonably identifiable, reasonably supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized during the applicable fiscal quarter as a result of the expected transition of services under the Billing and Collection Agreement dated as of the Closing Date among CHS and its subsidiaries and the Borrower and its Subsidiaries (the “TSA”) (which cost savings and synergies shall be calculated on a pro forma basis as if such Billing and Collection Agreement had been transitioned as of July 1, 2018); provided that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrower; provided further that irrespective of the amount of such cost savings and synergies actually identified with respect to any fiscal quarter, such amount shall be deemed to be not be less than (i) for the four fiscal quarter period ending September 30, 2018, $500,000, (ii) for the four quarter period ending December 31, 2018, $2,800,000, (iii) for the four quarter period ending March 31, 2019, $5,900,000, (iv) for the four quarter period ending June 30, 2019, $9,300,000, (v) for the four quarter period ending September 30, 2019, $12,400,000 and (vi) for the four quarter period ending December 31, 2019, $13,600,000; provided further that, for the avoidance of doubt, (x) the applicable amount added to Consolidated EBITDA in respect of any four quarter period shall be included in the calculation of Consolidated EBITDA solely for such four quarter period (i.e., the amount added for the four quarter period ending December 31, 2018, shall not be included in the determination of Consolidated EBITDA for the four quarter periods ending March 31, 2019, June 30, 2019, September 30, 2019, and December 31, 2019) and (y) no such amounts shall be included in the determination of Consolidated EBITDA for any period ending after December 31, 2019 (other than cost savings and synergies actually realized),

(xiv) for each four quarter period commencing with the four quarter period ending September 30, 2019 through the four quarter period ending June 30, 2020, an aggregate amount equal to $22,000,000 in respect of the California Hospital Quality Assurance Fee program (net of any amounts received or accrued and otherwise already reflected in the determination of

Consolidated EBITDA in respect of the California Hospital Quality Assurance Fee program); provided that if any Hospital located or operating in California is closed, sold, transferred, leased or otherwise disposed of after the Amendment No. 2 Effective Date, the amount permitted to be added back pursuant to this subclause (xiv) shall be reduced on a proportionate basis by amount of the anticipated California Hospital Quality Assurance Fee expected to be received in respect of such Hospital(s) in relation to all Hospitals as of such date as determined in good faith by the Borrower;

(xv) solely with respect to (1) the four fiscal quarter period ending on December 31, 2017, with respect to each Hospital set forth on the Amendment No. 1 Disclosure Schedule that has been designated by the Borrower in good faith as Held for Sale and notified to the Administrative Agent and (2) the four fiscal quarter periods ending on March 31, 2018, June 30, 2018, September 30, 2018, December 31, 2018, and March 31, 2019, with respect to each Hospital set forth on the Amendment No. 2 Disclosure Schedule that has been designated by the Borrower in good faith as Held for Sale and notified to the Administrative Agent, an amount equal to the amount set forth on each respective schedule for each such Hospital; provided that (A) no amount shall be added pursuant to this clause (xv) with respect to any Hospital that has actually been sold, closed or otherwise disposed of prior to the end of such period and (B) no amount shall be added pursuant to this clause (xv) for any fiscal quarter ending after December 31, 2017 with respect to any Hospital for more than five consecutive four fiscal quarter periods ending after December 31, 2017 (i.e. if the amount for a specified Hospital is included for the four fiscal quarter period ended March 31, 2018, it may not be included for any four fiscal quarter period ended after March 31, 2019); provided, further, however, that with respect to any Hospital for which an amount is included in Consolidated EBITDA pursuant to this clause (xv) for five consecutive fiscal quarters ending after December 31, 2017, if such Hospital is closed, sold, transferred, leased or otherwise disposed of after the end of the immediately subsequent fiscal quarter but prior to the date on which a compliance certificate for such fiscal quarter is delivered pursuant to Section 5.04(c), then such Hospital shall be deemed to have been closed, sold, transferred, leased or otherwise disposed of as of the last day of such fiscal quarter for purposes of Section 1.03 (i.e., if an amount is included in Consolidated EBITDA pursuant to this clause (XV) for five fiscal quarters ending March 31, 2019, and such Hospital is closed, sold, transferred, leased or otherwise disposed of between June 30, 2019 and the date on which the compliance certificate is delivered for the fiscal quarter ended June 30, 2019, such Hospital will be deemed to have been closed, sold, transferred, leased or otherwise disposed of as of June 30, 2019), and

(xvi) (A) any other non-cash charges, write-downs, expenses, losses or items (including, but not limited to, medical malpractice and workers compensation reserves and similar reserves) reducing such Consolidated Net Income during such period including any impairment charges or the impact of purchase accounting and including, for avoidance of any doubt, all non-cash charges (including charges to write down accounts receivable to net realizable value) associated with hospitals that have been sold, closed or otherwise disposed of and (B) the $27,711,000 charge to patient accounts receivable recorded in the fiscal quarter ended December 31, 2017, which, for the avoidance of doubt, shall only be included in periods that include the fiscal period ended December 31, 2017; provided that (1) if any non-cash charge or other item referred to in this clause (xvi) represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid and (2) except as set forth in clause (B) above, such non-cash charges, write-downs, expenses, losses or items may only be added back pursuant to this clause (xvi) to the extent reflected as a cost or expense on the Borrower’s Condensed Consolidated and Combined Statements of Income (Loss), and minus

(b) without duplication, (i) non-recurring gains (including any non-cash gains as a result of the consummation of any Offer) and (ii) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(xvi) (other than any such non-cash charges that if originally paid in cash and so not taken as non-cash charges would have been added to Consolidated Net Income above pursuant to clause (a)(xii)) in a previous period.

Notwithstanding anything to the contrary set forth above, but subject to any adjustment set forth above with respect to any transactions occurring after the Amendment No. 2 Effective Date, Consolidated EBITDA shall be deemed to be $44,143,000, $50,999,000 and $50,209,000 for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, respectively as may be adjusted on a Pro Forma Basis, without duplication.  For the avoidance of doubt, the aforementioned amounts include any and all applicable addbacks permitted by Amendment No. 1 and Amendment No. 2, subject to the foregoing sentence.

(e)  The definition of “Net Cash Proceeds” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale (other than Receivables sold in a Permitted Receivables Transaction), the aggregate cash proceeds received in respect of such Asset Sale (including, for the avoidance of doubt, any deferred amounts), and any cash payments received in respect of promissory notes or other non-cash consideration delivered in respect of such Asset Sale, net of (without duplication) (i) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions paid to third parties which are not Subsidiaries or Affiliates of the Borrower) incurred in effecting such Asset Sale, (ii) any taxes reasonably attributable to such Asset Sale and, in the case of an Asset Sale in a foreign jurisdiction, any taxes reasonably attributable to the repatriation of the proceeds of such Asset Sale reasonably estimated by the Borrower to be actually payable, (iii) any amounts payable to a Governmental Authority triggered as a result of any such Asset Sale, (iv) any Indebtedness or Contractual Obligation of the Borrower and the Subsidiaries (other than the Loans, other Obligations and any Other Senior Secured Debt) required to be paid or retained in connection with such Asset Sale or to the extent such Indebtedness is required to be repaid because the asset sold is removed from a borrowing base supporting such Indebtedness and (v) the aggregate amount of reserves required in the reasonable judgment of the Borrower or the applicable Subsidiary to be maintained on the books of the Borrower or such Subsidiary in order to pay contingent liabilities with respect to such Asset Sale (so long as amounts deducted from aggregate proceeds pursuant to this clause (v) and not actually paid by the Borrower or any of the Subsidiaries in liquidation of such contingent liabilities shall be deemed to be Net Cash Proceeds received at such time as such contingent liabilities shall cease to be obligations of the Borrower or any of the Subsidiaries); (b) with respect to any issuance or incurrence of Indebtedness (other than Indebtedness incurred pursuant to any Receivables Transaction), the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith; and (c) with respect to any sale of Receivables in a Receivables Transaction, the initial cash proceeds thereof (and any subsequent cash proceeds therefrom to the extent resulting from an increase in the Receivables Transaction Amount above the highest previous Receivables Transaction Amount balance), in each case received by the applicable originators net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

(f)  Section 2.09(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) On the Amendment No. 2 Effective Date, without any further action of any party hereto and to the extent not previously reduced pursuant to Section 2.09(b), the Revolving Credit Commitments of the Revolving Credit Lenders will be reduced, on a pro rata basis among such Revolving Credit Lenders, to an aggregate total of $62,500,000.  If, after giving effect to such reduction of the Revolving Credit Commitments on the Amendment No. 2 Effective Date, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on such date, repay or prepay Revolving Credit Borrowings and, after the Revolving Credit Borrowings shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Banks with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(g)  Section 2.12(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) If, prior to the date that is 24 months after the Amendment No. 1 Effective Date, (i) the Borrower prepays all or any portion of the Term Loans out of the proceeds of a substantially concurrent issuance or incurrence of broadly syndicated term loans secured by the Collateral on a pari passu basis with the Term Loans and the Effective Yield of such secured term loan financing is less than the Effective Yield of the Term Loans so prepaid or (ii) a Term Lender must assign its Term Loans pursuant to Section 2.21 as a result of its failure to consent to an amendment that would reduce the Effective Yield then in effect with respect to such Term Loans then in each case the aggregate principal amount so prepaid or assigned will be subject to a fee payable by the Borrower, in each case equal to the Specified Percentage of the principal amount thereof; provided that the primary purpose of such prepayment or amendment was to reduce the Effective Yield applicable to the Term Loans; provided, further, that this Section 2.12(d) shall not apply to any prepayment of the Term Loans upon the occurrence of a Change in Control.

For purposes of this Section 2.12(d), the “Specified Percentage” shall mean, for any date prior to the date that is 18 months after the Amendment No. 1 Effective Date, 2.0%, and for any date that is on or after the date that is 18 months after the Amendment No. 1 Effective Date and prior to the date that is 24 months after the Amendment No. 1 Effective Date, 1.0%.

(h)  Section 2.13(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) (i) Not later than the fifth Business Day after the receipt of Net Cash Proceeds in respect of any Asset Sale (other than, for the avoidance of doubt, sales of Receivables in a Permitted Receivables Transaction), the Borrower shall apply 100% of such Net Cash Proceeds received (and not yet used to prepay Term Loans pursuant to this Section 2.13(b)) to prepay outstanding Term Loans in accordance with Section 2.13(g) and (ii) not later than the fifth Business Day after the receipt of any “net cash proceeds” in respect of the TSA Settlement (with “net cash proceeds”, for purposes of this clause (ii) to be defined as the aggregate cash proceeds received in respect of the TSA Settlement (including, for the avoidance of doubt, any deferred amounts) and any cash payments received in respect of promissory notes or other non-cash consideration delivered in respect of the TSA Settlement, net of (without duplication) (A) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions paid to third parties which are not Subsidiaries or Affiliates of the Borrower) incurred in effecting the TSA Settlement, (B) any taxes reasonably attributable to the TSA Settlement, (C) any transition costs reasonably attributable to the transition of the TSA and duplicative costs in connection with such transition, as determined by the Borrower in good faith and (D) any amounts payable to a Governmental Authority triggered as a result of the TSA Settlement), the Borrower shall apply

100% of such net cash proceeds received (and not yet used to prepay Term Loans pursuant to this Section 2.13(b)) to prepay outstanding Term Loans in accordance with Section 2.13(g).

(i)  Section 2.13(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(f) Notwithstanding the foregoing, any Term Lender may elect, by written notice delivered to the Administrative Agent not later than 5:00 p.m. New York City time one Business Day after the date of such Lender’s receipt of notice regarding such prepayment (or, if different, at the time and in the manner otherwise specified by the Administrative Agent in such notice of prepayment), to decline all (but not less than all) of any mandatory prepayment of its Term Loans pursuant to this Section 2.13 (such declined amounts, the “Declined Proceeds”).  To the extent Term Lenders elect to decline their pro rata shares of such Declined Proceeds, 67% of such Declined Proceeds shall be allocated pro rata among the Term Lenders who did not elect to decline the mandatory prepayment of its Term Loans and the remaining 33% of such Declined Proceeds shall be (x) used to make an optional prepayment of Term Loans or (y) if the Borrower desires to use such Declined Proceeds to repay or repurchase Senior Notes, on the 90th day after the initial date on which such Declined Proceeds were received (or if such day is not a Business Day, the immediately subsequent Business Day), reoffered to all Term Lenders to prepay Term Loans on a ratable basis pursuant to procedures reasonably acceptable to the Administrative Agent and to the extent any such Declined Proceeds are further declined by Term Lenders, such Declined Proceeds shall, within 90 days after such Declined Proceeds are further declined, be applied by the Borrower to repay or repurchase Senior Notes (and to the extent not so used, shall, within 90 days after such Declined Proceeds are further declined, be applied to make an optional prepayment of Term Loans); provided that if all Term Lenders elect to decline all of any mandatory prepayment of its Term Loans, the Borrower shall apply 100% of such Declined Proceeds to repay or prepay Indebtedness, which may include optional prepayments of Term Loans and the repayment or repurchase of Senior Notes.

(j)  Section 6.01(x) is hereby amended and restated in its entirety as follows:

(x) (1) Other Junior Secured Debt of Loan Parties, provided that, at the time of incurrence of such Other Junior Secured Debt, (A) after giving effect thereto and to the use of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing and (B) (x) after giving pro forma effect thereto and to the use of proceeds thereof, the Secured Net Leverage Ratio shall not be greater than 3.35 to 1.00 or (y) 100% of the Net Cash Proceeds thereof are used to prepay then-outstanding Term Loans pursuant to Section 2.12 and (2) Other Junior Secured Debt of Loan Parties that refinances or replaces any existing Other Junior Secured Debt of Loan Parties; provided that the principal amount of such Other Junior Secured Debt is not increased (except by an amount not to exceed (x) the amount of unpaid accrued interest and premium on the existing Other Junior

Secured Debt so refinanced or replaced, plus (y) other reasonable amounts paid and fees and expenses incurred in connection with such refinancing or replacement plus unused commitments); provided further that in each case (x) neither the final maturity nor the weighted average life to maturity of such Other Junior Secured Debt is shorter than the applicable Other Junior Secured Debt being refinanced or replaced or Term Loans being prepaid and (y) no Other Junior Secured Debt of Loan Parties incurred pursuant to this Section 6.01(x) shall have a final maturity earlier than the Latest Term Loan Maturity Date as of the time such Other Junior Secured Debt is incurred.; and

(k)  Section 6.05(b)(x) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(x) a disposition of assets, whether of real or personal property, by the Borrower or any Subsidiary (whether of real or personal property), including to any Governmental Authority, in connection with the closure of a Hospital; or

(l)  Section 6.06(a)(vii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(vii) so long as (A) no Event of Default or Default shall have occurred and be continuing or would result therefrom and (B) at the time of and after giving effect thereto, the Total Leverage Ratio shall not be greater than 3.00 to 1.00, the Borrower may make other Restricted Payments in an amount not to exceed the Available Amount at the time such Restricted Payment is made;

(m)  Section 6.06(a)(v) of the Credit Agreement is hereby deleted in its entirety and replaced with “[reserved]”;

(n)  Section 6.06(a)(ix) of the Credit Agreement is hereby deleted in its entirety and replaced with “[reserved]”;

(o)  Section 6.09(b) of the Credit Agreement is hereby amended by:

(i)  replacing the text “4.90 to 1.00” with “3.00 to 1.00” in subclause (iii)(B) thereof; and

(ii)  replacing the text in the second proviso with “provided further, however, that for purposes of this Section 6.09(b), until January 1, 2019, the Senior Notes shall be deemed to constitute subordinated Indebtedness, except that notwithstanding anything to the contrary herein, (x) the Senior Notes may be extended, renewed, refinanced or replaced with the proceeds of Indebtedness permitted to be incurred pursuant to Section 6.01 and (y) the Borrower may use the Available Declined Proceeds Amount, if any, to repay or repurchase Senior Notes.”

(p)  Section 6.13 (Maximum Secured Net Leverage Ratio) of Credit Agreement is hereby amended by replacing in its entirety the chart contained therein with the following:

Period	Ratio
July 1, 2017 through June 30, 2018	4.75 to 1.00
July 1, 2018 through December 31, 2019	5.00 to 1.00
Thereafter	4.50 to 1.00

SECTION 3.  Representations and Warranties.  To induce the other parties hereto to enter into this Amendment, the Borrower and each Subsidiary Guarantor represents and warrants to the Administrative Agent and each of the Lenders that:

(a)  The representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of the Amendment No. 2 Effective Date as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

(b)  No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

(c)  None of the Security Documents in effect on the Amendment No. 2 Effective Date will be rendered invalid, non-binding or unenforceable against any Loan Party as a result of this Amendment.  The Guarantees created under such Security Documents will continue to guarantee the Obligations to the same extent as they guaranteed the Obligations immediately prior to the Amendment No. 2 Effective Date.  The Liens created under such Security Documents will continue to secure the Obligations, and will continue to be perfected, in each case, to the same extent as they secured the Obligations or were perfected immediately prior to the Amendment No. 2 Effective Date.

SECTION 4.  Effectiveness.  This Amendment shall become effective on and as of the date on which each of the following conditions precedent is satisfied (such date, the “Amendment No. 2 Effective Date”):

(a)  The Administrative Agent shall have received duly executed and delivered counterparts of this Amendment that, when taken together, bear the signatures of the Borrower, each Subsidiary Guarantor and the Required Lenders.

(b)  The Administrative Agent shall have received a certificate, dated the Amendment No. 2 Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement as if the transactions under this Amendment were a Credit Event.

(c)  The Administrative Agent shall have received payment from the Borrower, for the account of each Lender that shall have unconditionally and irrevocably delivered to the Administrative Agent (or its counsel) its executed signature page to this Amendment at or prior to 5:00 p.m., New York City time, on March 13, 2018 (each, a “Consenting Lender”), an amendment fee in an amount equal to 0.25% of the aggregate outstanding principal amount of such Consenting Lender’s Term Loans and the aggregate amount of such Consenting Lender’s

Revolving Credit Commitments (whether drawn or undrawn), as the case may be, in each case as of the Amendment No. 2 Effective Date after giving effect to this Amendment and any commitment reductions in connection herewith.  Such fees shall be payable in immediately available funds and, once paid, shall not be refundable in whole or in part.

(d)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Amendment No. 2 Effective Date, including, to the extent invoiced at least two Business Days prior to the Amendment No. 2 Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower in connection with the transactions contemplated hereby or under any other Loan Document.

The Administrative Agent shall notify the Borrower and the Lenders of the Amendment No. 2 Effective Date and such notice shall be conclusive and binding.

SECTION 5.  Effect of this Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent, the Lenders or any other Secured Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.  This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.

(a)  From and after the Amendment No. 2 Effective Date, any reference to the Credit Agreement shall mean the Credit Agreement as modified by this Amendment.

(b)  This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(c)  Each of the parties hereto acknowledge and agree, for the avoidance of doubt, that, from and after the Amendment No. 2 Effective Date, the Applicable Percentage for all purposes of the Credit Agreement shall be determined in accordance with the provisions of the Credit Agreement as amended hereby and that for any day prior to the Amendment No. 2 Effective Date the Applicable Percentage shall be determined in accordance with the Credit Agreement prior to giving effect to this Amendment.

SECTION 6.  Reaffirmation; Further Assurances.  Each of the Borrower and each of the Subsidiary Guarantors identified on the signature pages hereto (collectively, the Borrower and such Subsidiary Guarantors, the “Reaffirming Loan Parties”) hereby acknowledges that it expects to receive substantial direct and indirect benefits as a result of this Amendment and the transactions contemplated hereby.  Each Reaffirming Loan Party hereby consents to this Amendment and the transactions contemplated hereby, and hereby confirms its respective guarantees, pledges and grants of security interests, as applicable, under each of the Loan

Documents to which it is party, and agrees that, notwithstanding the effectiveness of this Amendment and the transactions contemplated hereby, such guarantees, pledges and grants of security interests shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties.

SECTION 7.  Expenses.  The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with the Loan Documents (including the preparation of this Amendment), including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP.

SECTION 8.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by electronic transmission (e.g., “pdf”) of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment, and, once delivered, may not be withdrawn or revoked unless this Amendment fails to become effective in accordance with its terms on or prior to May 5, 2018.

SECTION 9.  No Novation.  This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement or discharge or release the Lien or priority of any Loan Document or any other security therefor or any guarantee thereof.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or instruments guaranteeing or securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith.  Nothing expressed or implied in this Amendment or any other document contemplated hereby shall be construed as a release or other discharge of the Borrower under the Credit Agreement or any Loan Party under any other Loan Document from any of its obligations and liabilities thereunder.  The Credit Agreement and each of the other Loan Documents shall remain in full force and effect, until and except as modified hereby or thereby in connection herewith or therewith.

SECTION 10.  Governing Law.  (a)    THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.  Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or be taken into consideration in interpreting, this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

CREDIT SUISSE AG, Cayman Islands Branch, as a Lender and as Administrative Agent,
By:
/s/ John Toronto
Name: John Toronto
Title: Authorized Signatory

By:
/s/ Warrant Van Heyst
Name: Warrant Van Heyst
Title: Authorized Signatory

[Signature Page to Amendment No. 2 to the Credit Agreement]

QUORUM HEALTH CORPORATION,
By:
/s/ Lee C. Fleck
Name: Lee C. Fleck
Title: Vice President Finance and Treasurer

[Signature Page to Amendment No. 2 to the Credit Agreement]

ANNA HOSPITAL CORPORATION
BIG BEND HOSPITAL CORPORATION
BIG SPRING HOSPITAL CORPORATION
BLUE ISLAND HOSPITAL COMPANY, LLC
BLUE ISLAND ILLINOIS HOLDINGS, LLC
BLUE RIDGE GEORGIA HOLDINGS COMPANY, LLC
CSRA HOLDINGS, LLC
DEMING HOSPITAL CORPORATION
DHSC, LLC
EVANSTON HOSPITAL CORPORATION
FORREST CITY ARKANSAS HOSPITAL COMPANY, LLC
FORREST CITY HOSPITAL CORPORATION
FORT PAYNE HOSPITAL CORPORATION
GALESBURG HOSPITAL CORPORATION
GRANITE CITY HOSPITAL CORPORATION
GRANITE CITY ILLINOIS HOSPITAL COMPANY, LLC
HOSPITAL OF BARSTOW, INC.
HOSPITAL OF LOUISA, INC.
JACKSON HOSPITAL CORPORATION
LEXINGTON HOSPITAL CORPORATION
MARION HOSPITAL CORPORATION
MASSILLON COMMUNITY HEALTH SYSTEM LLC
MASSILLON HEALTH SYSTEM LLC
MASSILLON HOLDINGS, LLC
MCKENZIE TENNESSEE HOSPITAL COMPANY, LLC
MMC OF NEVADA, LLC
MONROE HMA, LLC
MWMC HOLDINGS, LLC
NATIONAL HEALTHCARE OF MT. VERNON, INC.
PHILLIPS HOSPITAL CORPORATION
QHC CALIFORNIA HOLDINGS, LLC
QHG OF MASSILLON, INC.
QUORUM HEALTH INVESTMENT COMPANY, LLC
QUORUM HEALTH RESOURCES, LLC
RED BUD HOSPITAL CORPORATION
RED BUD ILLINOIS HOSPITAL COMPANY, LLC
SAN MIGUEL HOSPITAL CORPORATION
TOOELE HOSPITAL CORPORATION
TRIAD OF OREGON, LLC
WATSONVILLE HOSPITAL CORPORATION
WAUKEGAN HOSPITAL CORPORATION
WAUKEGAN ILLINOIS HOSPITAL COMPANY, LLC
WILLIAMSTON HOSPITAL CORPORATION

By:
/s/ Lee C. Fleck
Name: Lee C. Fleck
Title: Vice President Finance and Treasurer

[Signature Page to Amendment No. 2 to the Credit Agreement]